Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE
DEL MONTE FOODS COMPANY ANNOUNCES ARBITRATION RULING

SAN FRANCISCO, April 2, 2007 - Del Monte Foods Company (NYSE: DLM) announced today a ruling in an arbitration proceeding with its former logistics services provider, Pacer Global Logistics (“Pacer”). The arbitrator issued a ruling pursuant to which Del Monte will be required to reimburse Pacer for line haul and fuel charge costs incurred on Del Monte’s behalf from May 1, 2005 — April 30, 2006 that were above benchmarked rates established in the contract between Del Monte and Pacer, plus interest.
The arbitration award is expected to negatively impact fiscal 2007 earnings per share from continuing operations (“EPS”) and cash flow by approximately $0.02 per share and $6 million, respectively. The EPS and cash flow impact, relative to this arbitration decision, reflects the amounts by which the award exceeded the accrual the Company previously recorded to cover liability in the matter, and was not included in the $0.50 to $0.53 EPS and $150 to $170 million cash flow guidance ranges for fiscal 2007 that the Company provided on its March 1, 2007 third quarter earnings call.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3 billion in net sales in fiscal 2006. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM) visit the Company’s website at www.delmonte.com.
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-

looking statements contained in this press release include statements related to future financial operating results, including the expected impact of the Pacer arbitration decision on the Company’s fiscal 2007 earnings per share and cash flow, including any future decision by the arbitrator regarding Pacer’s still-outstanding request for attorneys’ fees and costs.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; final costs related to the integration of the Meow Mix and Milk-Bone businesses; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy, fuel, packaging, grains (including corn), meat by-products and tuna; logistics and other transportation-related costs; our debt levels and ability to service and reduce our debt; efforts and ability to increase prices and reduce costs; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan and transformation plan efforts; effectiveness of marketing, pricing and trade promotion programs; changes in U.S., foreign or local tax laws and effective rates; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; product liability claims; weather conditions; crop yields; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; changes in business strategy or development plans; availability, terms and deployment of capital; increased pension funding obligations; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export duties; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
CONTACTS:

Media Contact	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
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